                                                           EXHIBIT 10.1

                                 CONSULTING AGREEMENT

     This Agreement is made as of October 1, 1998, between BINKS SAMES CORPORATION, a Delaware corporation ("BSC") and The Dratt-Campbell Company ("Consultant").

     WHEREAS, BSC desires to retain Consultant to provide services in accordance with the following terms and conditions;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, BSC and Consultant hereby agree as follows:

     1. SERVICES. Consultant will make available Arnold H. Dratt to serve as the President and Chief Executive Officer of BSC to provide such management services consistent with such position as reasonably requested by the Board of Directors of BSC from time to time. Arnold H. Dratt will be expected to devote an average of four days per week to the business and affairs of BSC. In furtherance of the foregoing, the Board of Directors shall elect Arnold H. Dratt as the President and Chief Executive Officer, and as a director, of BSC and of its principal subsidiary, Sames S.A.

     2. TERM. The term (the "Term") of this Agreement shall commence immediately following the closing of the sale of certain assets by BSC to Illinois Tool Works Inc. ("ITW") (the "Commencement Date") and shall end on the second anniversary of the Commencement Date, subject to earlier termination as provided in Paragraph 5, below. The Term may be extended by further written agreement between BSC and Consultant.

     3. MONTHLY FEE. BSC shall pay Consultant a monthly fee of $25,000, which amount shall be payable on the Commencement Date and on the same day of each month thereafter during the Term hereof.

     4. TRAVEL AND OTHER EXPENSES. BSC will reimburse Consultant for (a) reasonable travel and other direct, out-of-pocket expenses (which shall not include overhead or similar expenses) actually incurred in the performance of services hereunder, (b) medical insurance premiums paid by Consultant during the Term hereof, with respect to Arnold H. Dratt and his dependents, (c) the $600 per month car allowance paid by Consultant with respect to Arnold H. Dratt, and (d) reasonable attorney's fees (not to exceed $5,000) incurred in connection with the drafting and negotiation of this Agreement. Such reimbursements shall be made within a reasonable time following Consultant's submission of receipts for such expenses.

     5. TERMINATION. Either BSC or Consultant may terminate the Term and this Agreement upon seven (7) days' advance written notice to the other; provided, however that this Agreement may be terminated immediately by BSC for "cause" (as defined below). Upon termination of this Agreement, Consultant shall be entitled to compensation pursuant to Paragraph 3 for services

                                                           EXHIBIT 10.1

actually rendered to BSC through the date of termination, and Consultant shall be relieved of any obligation hereunder to render further services to BSC. Except as set forth below, no further payments shall be made or owed by BSC to Consultant under this Agreement, other than properly incurred, unreimbursed expenses; provided, however, that Consultant's rights with respect to indemnification protection shall be determined pursuant to Paragraph 6 below. In the event such termination occurs (a) prior to a Change of Control (as defined in Paragraph 12 below) and (b) is by BSC for reasons other than "cause" (as defined below) or by Consultant for "good reason" (as defined below), then BSC shall pay to Consultant on the termination date a lump sum payment in an amount equal to six (6) times the sum of (i) the monthly fee set forth in Paragraph 3 above, (ii) the most recent monthly medical premium reimbursed by BSC pursuant to Paragraph 4(b) above, and (iii) the $600 monthly car allowance described in Paragraph 4(c) above.

     For purposes of this Paragraph 5, "cause" shall mean (A) the death or disability of Arnold H. Dratt, (B) the resignation of Arnold H. Dratt from the position of President and Chief Executive Officer of BSC (other than in conjunction with the termination of this Agreement by Consultant for "good reason"), (C) the willful misconduct of any Consultant Personnel, including Arnold H. Dratt, or the willful or continued failure by any Consultant Personnel, including Arnold H. Dratt (other than by reason of disability), to substantially perform the duties and services contemplated by this Agreement, which in either case has a material adverse effect on BSC, or (D) the willful fraud or material dishonesty of any Consultant Personnel, including Arnold H. Dratt, in connection with the performance of duties and services for BSC. This Agreement shall not be deemed terminated for "cause" unless and until Consultant receives a copy of a resolution adopted by the Board finding, in the good faith opinion of the Board, Consultant Personnel is guilty of acts or omissions constituting cause, which resolutions has been duly adopted by an affirmative vote of the majority of the Board (excluding Arnold H. Dratt) and any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to Consultant setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for cause and Consultant is given an opportunity, together with counsel, to be heard before the Board. To the extent possible, Consultant shall have the opportunity to cure any such acts or omissions within fifteen (15) days of receipt of such resolution.

     For purposes of this Paragraph 5, "disability" shall mean the inability of Arnold H. Dratt to perform his duties for BSC on account of physical or mental illness or incapacity for a period of six (6) consecutive months, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

     For purposes of this Paragraph 5 "good reason" shall mean (x) any failure by BSC to comply with the compensation provisions hereof or any other material breach by BSC of its obligations hereunder, which failure or breach is not remedied by BSC within fifteen (15) days of receipt of written notice thereof from Consultant (y) the removal of Arnold H. Dratt from the position of President and Chief Executive Officer of BSC or as a director thereof (other than in conjunction with

                                                           EXHIBIT 10.1

the termination of this Agreement for cause), or (z) the relocation of BSC's headquarters outside the metropolitan Chicago area, such that Consultant Personnel will be required to relocate in order to perform services hereunder.

     6. INDEMNIFICATION. During the Term and continuing for a period of three (3) years thereafter, BSC shall maintain in force Director and Officer Liability Insurance in the aggregate amount of not less than $30 million, including Arnold H. Dratt as a director and officer covered under that policy. In addition, Arnold H. Dratt shall be entitled to the benefits of the indemnification provisions of BSC's charter and by-laws, and shall become a party to any indemnification or similar agreements whiion. During the Term and continuing for a period of three (3) years thereafter, BSC shall maintain in force Director and Officer Liability Insurance in the aggregate amount of not less than $30 million, including Arnold H. Dratt as a director and officer covered under that policy. In addition, Arnold H. Dratt shall be entitled to the benefits of the indemnification provisions of BSC's charter and by-laws, and shall become a party to any indemnification or similar agreements which BSC may from time to time enter into with its directors or officers. The provisions of this Section 6 shall survive termination of this Agreement.

     7. ASSIGNMENT. Neither Consultant nor BSC may assign this Agreement without the prior written consent of the other. Any assignment prohibited hereby shall be null and void.

     8. EMPLOYMENT STATUS. BSC and Consultant acknowledge that Arnold H. Dratt and any other individuals (Arnold H. Dratt and such individuals hereinafter referred to as "Consultant Personnel") who perform services for Consultant hereunder will not be employees of BSC. Consultant Personnel will at all times remain either employees of Consultant or self-employed independent contractors. Consultant Personnel will at all times remain under the supervision and control of Consultant and not under the supervision or control of BSC, except that BSC, through its Board of Directors, shall have the authority to specify the services to be provided by Consultant and to monitor the performance of such services. Consultant and/or Consultant Personnel, if applicable, will be solely responsible for the payment of its and/or their own benefits, workers' compensation or contributions to any similar program, and for fulfilling any tax and other obligations associated with employment or self-employment. Consultant Personnel are not eligible to, nor will they, participate in or earn service under any BSC benefits plan or program now existing or hereafter created for employees of BSC or any of its subsidiaries or affiliates.

     9. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to BSC, for the term of this Agreement, that it is not subject to any restrictive covenants arising from any consulting or other agreement which would prohibit or materially affect the services to be rendered pursuant to this Agreement.

     10. NON-COMPETITION. During the term of this Agreement, neither Consultant nor any Consultant Personnel will perform services that are similar to the services provided under this Agreement for, or in support of the activities of, any company that is in direct and substantial competition with the finishing equipment business of BSC.

     11. CONFIDENTIALITY. Consultant agrees that any and all Confidential Information is and shall remain the property of BSC and shall be held in strict confidence by Consultant and Consultant

                                                           EXHIBIT 10.1

Personnel solely for the benefit of BSC, and shall not be used or otherwise disclosed to any other parties at any time, without obtaining the prior written consent of BSC, except as may be required by laws. "Confidential Information" includes all nonpublic technical, business and personnel information, or other nonpublic information which relates to past, present or future research, development and business activities of BSC and its subsidiaries and affiliates (including but not by way of limitation information about employees, customers and suppliers), however communicated or disclosed to Consultant or Consultant Personnel in connection with the performance of any services for BSC. Confidential Information shall not include information which is or becomes generally available to the public (other than by prohibited acts or omissions of Consultant or Consultant Personnel). Consultant's obligations under this Paragraph 11 shall survive termination of this Agreement.

     12. CHANGE OF CONTROL. In the event of a Change of Control (as hereinafter defined) after the Commencement Date hereof, BSC shall, simultaneously with the Change of Control, pay to Consultant all amounts due to and including the date of that Change of Control, shall remain obligated to provide the Director and Officer Liability Insurance provided by Paragraph 6 and, in addition, shall, within five (5) business days after the date of the Change of Control, pay Consultant a lump sum payment in an amount equal to twelve (12) times the sum of (i) the monthly fee set forth in Paragraph 3 above, (ii) the most recent monthly medical premiums reimbursed by BSC pursuant to Paragraph 4(b), and (iii) the $600 monthly car allowance described in Paragraph 4(c). In the event of a Change of Control at any time within the six (6) month period following termination of this Agreement (i) by BSC for reasons other than "cause", or (ii) by Consultant for "good reason," BSC shall, within five (5) business days after the date of the Change of Control, pay Consultant a lump sum payment in an amount equal to six (6) times the sum of (i) the monthly fee set forth in Paragraph 3, above,
(ii) the most recent monthly medical premiums reimbursed by BSC pursuant to Paragraph 4(b), above, and (iii) the $600 monthly car allowance described in Paragraph 4(c). "Change of Control" of BSC shall mean: (a) BSC is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of BSC, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquiror or any corporation or other legal person controlling, controlled by or under common control with the Acquiror;
(b) BSC sells, transfers or conveys all of its business and/or assets to an Acquiror, of which less than 50% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of BSC, directly or indirectly, immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquiror; (c) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, or other public announcement disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial

                                                           EXHIBIT 10.1

owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the issued and outstanding shares of voting securities of BSC, other than (i) a trustee or other fiduciary holding securities under any employee benefit plan of BSC or any subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of BSC in substantially the same proportion as their ownership of stock in BSC, (iii) Burke B. Roche, his spouse or any of their descendants or any spouse of their descendants, William B. Roche, his spouse or any of their descendants or any spouse of their descendants, any trust or other arrangement for the benefit of Burke B. Roche, William B. Roche, the spouse of either of them, or any of their descendants or the spouse of any such descendants (Burke B. Roche, William B. Roche and such other individuals, trusts or other arrangements, collectively, the "Roche Family"), or (iv) any group which includes the Roche Family if a majority of the voting securities of BSC beneficially owned by such group are beneficially owned by the Roche Family; or (d) individuals who are members of the Incumbent Board cease to constitute a majority of the Board of Directors of BSC; or (e) the dissolution or liquidation of BSC is approved by its stockholders. For this purpose, "Incumbent Board" means (i) the members of the Board of Directors of the BSC after the Commencement Date and (ii) any individual who becomes a member of the Board of Directors of the Corporation after the Commencement Date, if such individual's election or nomination for election as a Director was approved by the affirmative vote of the then Incumbent Board.

     13. EQUAL EMPLOYMENT OPPORTUNITY. Consultant expressly agrees not to discriminate against any of its employees or applicants for employment because of age, race, color, religion, sex, national origin, ancestry, disability, handicap or veteran status or any other basis prohibited by applicable federal, state or local law and further agrees to comply with all applicable rules and regulations relating to such equal employment opportunity. Consultant further agrees to comply with BSC's policy of maintaining a business environment free of all forms of discrimination, including sexual harassment.

     14. WAIVER. Any delay or failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that or any other provision of this Agreement and shall not be construed as a waiver of any subsequent breach of that provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

     15. PUBLICITY. Consultant shall not refer, either directly or indirectly, to BSC or any of their subsidiaries or affiliates in any advertising or other published material without the prior written consent of BSC, which consent may be withheld in BSC's sole discretion.

     16. AMENDMENT. No provision of this Agreement shall be deemed amended by either party unless such amendment shall be in writing and signed by the party against which the amendment is to be enforced. However, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such

                                                           EXHIBIT 10.1

restriction or requirement shall be enforced to the maximum extent permitted by law, and Consultant consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     17. ENTIRE AGREEMENT. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof; all prior agreements, representations, statements, negotiations and undertakings on the subject matter hereof are superseded hereby.

     18. INVALIDITY OF ANY PROVISION. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, they are, to that extent, deemed to be omitted from this Agreement.

     19. GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws, and not the choice of law principles, of the State of Illinois applicable to contracts to be performed wholly within the State of Illinois.

     20. NOTICE. Any notice or other communication permitted or required hereunder shall be in writing and provided to the respective party as set forth below:

     (a)  If to Consultant, to:

          The Dratt-Campbell Company
          5430 West 70th Place
          Bedford Park, IL 60638
          Attention:  Mr. Arnold H. Dratt

     (b)  If to BSC, to:

          Binks Sames Corporation
          9201 Belmont Avenue
          Franklin Park, IL 60131-2887
          Attention:  Chairman of the Board

          or, to such other address as either party shall have theretofore designated by notice in writing.

All written notices are to be delivered by hand, by reputable commercial delivery service, or by certified mail, return receipt requested. All notices provided in accordance with this paragraph shall be deemed to have been given upon the date of delivery as indicated on the written receipt for

                                                           EXHIBIT 10.1

delivery by commercial service or by certified mail, or in the case of hand delivery, upon the date actually received.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.


THE DRATT-CAMPBELL COMPANY             BINKS SAMES CORPORATION


By: /s/ Arnold H. Dratt                By: /s/ Wayne F. Edwards
   -------------------------------        -------------------------------

Title: President                       Title: Chairman of the Board
      ----------------------------           ----------------------------

Date: October 5, 1998                  Date: October 2, 1998